DocuSign Envelope ID: DEE87372-BB93-4BB1-82D4-1225C5F89AAD EXHIBIT 10.1

DocuSign Envelope ID: DEE87372-BB93-4BB1-82D4-1225C5F89AAD

DocuSign Envelope ID: DEE87372-BB93-4BB1-82D4-1225C5F89AAD

DUTCH BROS

GUARANTEED TO SATISFY

November 5, 2021

Via Email Only

Stephen Gillett

Email: stephen@gillett.org

Re: Service on Board of Directors of Dutch Bros Inc.

Dear Mr. Gillett:

The Board of Directors (the "Board") of Dutch Bros., Inc. (the "Company") is pleased to offer you a position on the Company's Board under the terms and conditions set forth herein. Please review these terms carefully.

The Company expects to appoint you as a Director and a member of the Audit & Risk Committee of the Board, effective as of December 15, 2021. As a Director, you will be expected to participate in regularly scheduled meetings of the Board and the Audit & Risk Committee as set forth on the attached draft Board Schedule, as well as special meetings of the Board. You will devote your best efforts and apply your professional expertise to the interests and welfare of the Company and will be expected to comply with all of your legal obligations to the Company as a Director (e.g., fiduciary duties).

You will receive the following quarterly payments as cash compensation for your services as a Director and a Member and the Chair of the Audit Committee:

Role	**Quarterly Payment**
Director	$16,250
Audit Committee Member	$2,500
Total Quarterly Cash Compensation	**$18,750**

Should you agree to join any other standing committees of the Board or no longer serve on the Audit Committee, your compensation will be adjusted accordingly. Director compensation will be regularly reviewed by the Board and adjusted from time to time as it deems appropriate.

In addition, the Company expects to grant you equity in the form of Restricted Stock Units to purchase Class A Common Stock of the Company annually with the number of units granted each year having a value at the time of grant (based on the value of the common stock) of $100,000. Each grant will be subject to the terms and conditions of the Board Compensation Policy, the Company's 2021 Equity Incentive Plan (the "Plan") and the form of Restricted Stock Grant Notice. Each grant will vest quarterly over one year following the grant date and be subject to sale restrictions, the Company's corporate governance guidelines and various other Company policies

governing its equity plan and the sale of its stock. Your initial grant will be issued following our annual stockholder meeting in 2022.

The Company will reimburse you for reasonable travel and other incidental expenses in accordance with the Company's travel and expense policy so long as you timely provide the Company with appropriate receipts or other relevant documentation.

You are not an employee of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

You shall receive indemnification subject to the terms of the Company's form of indemnification agreement, which is enclosed with this letter.

You represent and warrant that your services as a Director of the Company will not conflict with, and will not be constrained by, any prior or current agreement or relationship between you and any third party and you will notify the Company if any such conflict develops.

This letter agreement, together with your indemnification agreement and any applicable Plan agreements, constitutes the entire agreement between you and the Company with respect to your service as a Director and supersedes any prior agreement, promise, or representation (whether written or oral) between you and the Company with regard to this subject matter. This letter agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the party or parties affected by such modification or amendment. All questions concerning the construction, validity and interpretation of this letter agreement will be governed by the law of the State of Oregon as applied to contracts made and to be performed entirely within Oregon.

Please note that, in the interest of time, this letter agreement is being presented to you prior to the Board's formal appointment of you to the Board. As a result, the effectiveness of the terms of this letter agreement shall be conditioned upon the Board's appointment of you to the Board, acting in their sole discretion. If the terms of this letter meet your approval, please sign below. Once you have accepted, we will be in touch with the next steps in the Board onboarding process.

On behalf of the full Board, we are excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous.

DUTCH BROS

GUARANTEED TO SATISFY

If you have any questions, please do not hesitate to call me.

Very truly yours,

DUTCH BROS INC.

DocuSigned by:

Joth Ricci 2587BF4B2...
Chief Executive Officer

I have read and accept this offer:

Stephen Gillett

Dated: 11/11/2021

Encs. (2)

cc: Joshua Lute, General Counsel (*email only*)
Eric Jensen, Cooley LLP (*email only*)